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                                                                    EXHIBIT 21.1



                        SUBSIDIARIES OF THE REGISTRANT




                    Calcasieu Gaming Corporation, L.L.C.

                    Crown-Calcasieu Investment No. 1, Inc.

                    Crown-Calcasieu Investment No. 2, Inc.

                    Crown Casino Nevada, Inc.

                    Gaming Entertainment Management Services, Inc.

                    St. Charles Gaming Company, Inc. (50%)